Exhibit 10.3
AMENDED AND RESTATED
EARNINGS SHARE UNITS AGREEMENT
     This amended and restated earnings share units agreement is dated February 27, 2006, and is between SOUTHERN CONTAINER CORP., a Delaware corporation with offices at 115 Engineers Road, Hauppauge, New York 11788 (“Company”) and JAMES B. PORTER III, residing at 4 Seashell Lane, Northport, New York 11768-1415 (“Executive”).
RECITALS
     Company and Executive are parties to an Earnings Share Units Agreement, dated as of January 1, 2001 (as amended, the “Prior Agreement”), pursuant to which Company granted to Executive Earnings Share Units (as defined in the Prior Agreement) to furnish additional incentive for Executive to perform exceptional services, devote maximum ability and industry to the success of Company’s business and equate his interests with those of the shareholders of Company.
     Company and Executive desire to amend and restate the Prior Agreement in its entirety, as hereinafter set forth.
     The parties hereto agree as follows:
     1. Definitions.
          1.1 Except as set forth herein, each accounting term not defined in this Agreement has the meaning given such term under generally accepted accounting principles applied on a consistent basis.
          1.2 “Accumulated Earnings Share” means the aggregate, cumulative amount standing to Executive’s credit in Executive’s ESU Account, as of the date upon which the Accumulated Earnings Share is determined, plus the amount, if any, to be credited to Executive’s ESU Account pursuant to Section 1.9 but which, as of such date, has not been determined and/or recorded therein.
          1.3 “Change of Control” means if Grossman Family Members do not own or otherwise control, directly or indirectly, at least 50% of the ownership interests in Company or in any entity that succeeds to all or substantially all of the assets of Company.
          1.4 “Employment Agreement” means the Amended and Restated Employment Agreement, dated as of January 1, 2006, between Company and Executive, as amended.
          1.5 “Escrow Agent” means the administrative agent designated pursuant to Company’s principal credit facility (or, if there is no administrative agent, the financial institution extending the largest loan commitment to Company) or such other financial institution, law firm or other entity as Company and Executive agree.
          1.6 “Escrow Agreement” means an escrow agreement substantially in the form attached hereto as Exhibit “A”.
          1.7 “ESU Cessation Date” means December 31, 2011.
          1.8 “Executive’s Earnings Base” means the Net Income (whether positive or negative) with respect to each complete fiscal year of Company (commencing with the fiscal year ending December 2000) and continuing up to, but not including, the fiscal year in which a Termination Event or Change of Control occurs, divided by 1,000,000, and multiplied by the number of Units granted as of the end of such complete fiscal year.

          1.9 “Executive’s ESU Account” means the record to be maintained by Company in which, promptly after the Independent Auditors determine the Net Income for a fiscal year, Company will record Executive’s Earnings Base for said fiscal year (i.e. a credit if the Net Income was positive, or a debit if the Net Income was negative).
          1.10 “Gross Cause” means Executive’s fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, breach of any material provision of the Employment Agreement or of the Letter Agreement and any other similar causes; provided that after a Change in Control, none of such acts, other than fraud and material breach of the Letter Agreement, will constitute Gross Cause unless the act is material and Executive has been informed, in writing, of such act and provided with a reasonable opportunity for cure, if the act is subject to cure, consisting of at least 10 days.
          1.11 “Grossman Family Members” means Steven and Robert Grossman, members of their immediate families, Trustees under Trust(s) for the benefit of any of them, and the personal representatives of any of the foregoing.
          1.12 “Independent Auditors” means the certified public accountants authorized by the Board of Directors of Company to audit its books.
          1.13 “Letter Agreement” has the meaning given such term in Article 4.
          1.14 “Net Income” means the annual consolidated net pre-tax operating income of Company, as determined by the Independent Auditors. Such determination will be made in accordance with generally accepted accounting principles and practices, and will, in all respects, be binding and conclusive on the parties hereto. Without limiting the generality of the foregoing sentence, in computing Net Income, all non-operating profits and losses (including, without limiting the generality of the foregoing, LIFO inventory adjustments and gains or losses on the sale or other disposition of capital assets or other Extraordinary Gains or Losses) will be disregarded.
          1.15 “Outstanding Indebtedness” means, at a given date, the then outstanding indebtedness (including principal, interest and other sums) owed to Company on account of any loans made by Company to Executive or Executive and Pamela S. Porter.
          1.16 “Solvay” means Solvay Paperboard LLC, a Delaware limited liability company.
          1.17 “Solvay Accumulated Earnings Share” has the meaning given such term in Section 2.2.
          1.18 “Successor” means if the Change of Control occurs due to (i) Company transferring all or substantially all of its assets, the entity acquiring such assets, (ii) Company merging (where it is not the surviving entity) or consolidating with another entity, such other entity, and (iii) a transfer of ownership interests by Grossman Family Members, Company.
          1.19 “Termination Event” means the earlier of (a) the termination of Executive’s employment with Company; or (b) the occurrence of the ESU Cessation Date.
          1.20 “Units” and “Earnings Share Units” mean the Earnings Share Units granted to Executive by Company as described in Article 2.
     2. Grant of Earnings Share Units; Credit for Prior Accumulated Earnings Share; Annual Statement.

          2.1 Grant of Units. Company granted to Executive 6,000 Units on December 30, 2000 and 2,000 Units on the last day of each of fiscal year 2001 and 2002, for a total of 10,000 Units in the aggregate. Such Units will be payable at the times and in the manner provided in Articles 3 and 5. Notwithstanding anything to the contrary contained in this Agreement, (x) Executive’s ESU Account will not be credited or debited for periods after a Termination Event; and (y) if a Change of Control occurs prior to the ESU Cessation Date, Executive’s ESU Account will be credited (but not debited) for the Continuation Period (as defined in Section 5.1(b)), if any, during which Executive renders services for the Successor, which credit, if any, will be paid by Company if and when the balance of the Escrow Fund (as defined in the Escrow Agreement) is released by the Escrow Agent to Executive or will be retained Company if and when the balance of the Escrow Fund is released by the Escrow Agent to Company. If the Change of Control is due to an asset sale, or Company does not continue to conduct its business as a separate legal entity during the Continuation Period, a good faith estimate will be made by Company as to what the Net Income would have been during the Continuation Period as if Company continued to be operated under the same organizational structure as existed immediately prior the Change of Control.
          2.2 Credit for Prior Accumulated Earnings Share. Executive and Solvay were parties to a certain Amended and Restated Earnings Share Units Agreement dated as of April 1, 1999 (the “Solvay ESU Agreement”). As of January 1, 2000, Executive’s Accumulated Earnings Share, as defined in the Solvay ESU Agreement, was $173,082 (the “Solvay Accumulated Earnings Share Amount”). Pursuant to Article 3 of the Prior Agreement, Company agreed, as of January 1, 2000, to credit Executive’s ESU Account with an amount equal to the Solvay Accumulated Earnings Share Amount, in consideration of which Executive agreed that the Solvay ESU Agreement was terminated and of no force or effect, and that Solvay has no further obligation or liability to Executive thereunder.
          2.3 Annual Statement. No later than 120 days after the end of each fiscal year, Company will furnish to Executive a statement setting forth in reasonable detail Executive’s Earnings Base for such fiscal year and the Accumulated Earnings Share as of the end of such fiscal year.
     3. Payment of Accumulated Earnings Share upon Termination of Employment or ESU Cessation Date.
          3.1 Occurrence of Death or Disability; ESU Cessation Date; Termination without Gross Cause.
               3.1.1 If, prior to a Change of Control, Executive’s employment by Company is terminated by reason of Executive’s death, Company will pay the Accumulated Earnings Share as of Executive’s death (net of applicable income and employment taxes and subject to Section 3.3) to such beneficiary or beneficiaries as Executive designated in a written notice filed with the Secretary of Company (the last such notice to govern) or, if no such designation was so filed, to Executive’s estate. Such amount will be paid in full within 30 days after Executive’s death (provided that if payment is made to Executive’s estate, it will be paid in full within 30 days after Company is presented with evidence of the appointment and qualification of the representative’s of Executive’s estate), and in all other respects this Agreement and all rights of Executive hereunder will automatically be deemed terminated and of no force or effect and Company will have no further obligation or liability to Executive or his estate hereunder.
               3.1.2 If, prior to a Change of Control and while Executive is employed by Company, (i) the ESU Cessation Date occurs; (ii) Executive’s employment by Company is terminated by reason of Executive’s permanent disability; or (iii) Executive’s employment by Company is terminated by Company without Gross Cause, Company will pay to Executive the Accumulated Earnings Share as of such event (net of applicable income and employment taxes and subject to Section 3.3). Such amount will be paid in full within 30 days after such event, and in all other respects this Agreement (other than Article 4) and all rights of Executive hereunder will automatically be deemed terminated and of no force or effect and Company will have no further obligation or liability to Executive hereunder.
               3.1.3 If the parties disagree as to whether Executive suffered a permanent disability, the dispute will be resolved by a panel of three medical doctors, one selected by Company, the second by Executive and the third by the two medical doctors so selected. Such arbitration will be conducted in Suffolk County, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining and the award rendered will be binding and conclusive upon Company and Executive.
          3.2 Termination by Executive Prior to ESU Cessation Date or by Company for Gross Cause. If prior to a Change of Control, Executive’s employment by Company is terminated by Company for Gross Cause or by Executive for any reason other than due to his death or permanent disability, then all Units granted as of such termination will lapse and be forfeited and canceled and Executive will thereafter have no right to receive any payment with respect thereto or to be granted Units thereafter, and this Agreement (other than Article 4) and all rights of Executive hereunder will automatically be deemed terminated and of no further force or effect and Company will have no further obligation or liability to Executive hereunder. Notwithstanding the foregoing, within 30 days after such termination, Company will pay to Executive the Solvay Accumulated Earnings Share in full.
          3.3 Adjustment to Accumulated Earnings Share. Notwithstanding anything contained in this Agreement to the contrary, within 45 days after Company receives the determination of the Net Income for the fiscal year during which a Termination Event occurs, the amount payable to Executive hereunder, if any, will be adjusted by multiplying (i) the amount that would have been Executive’s Earnings Base, with respect to such fiscal year, had the Termination Event not occurred until the first day of the next succeeding fiscal year, by (ii) a fraction, the numerator of which will be the total number of days that elapsed between the commencement of the calendar year in which the Termination Event occurs and the date of such Termination Event, and the denominator of which will be 365. The amount so computed will then be added or subtracted (depending upon whether a credit or a debit) to or from the amount to be paid by Company under Subsection 3.1.1 or 3.1.2, as the case may be. If the Accumulated Earnings Share has been paid in full at the time of such adjustment, Company will pay Executive (or if applicable, Executive’s estate) such amount (if a credit) within 30 days after such adjustment, or Executive (or his estate) will repay such amount to Company (if a debit) within 30 days after Company’s demand therefore, as the case may be.
          3.4 Example. Exhibit “B” sets forth an example of the operation of Sections 1.2, 1.8, 1.9 and 3.1.
     4. Non-Competition, Non-Solicitation and Confidentiality. Executive has executed and delivered to Company and Solvay a letter agreement, dated as of the date hereof, containing certain provisions with respect to his competing with Company’s and Solvay’s businesses, his solicitation of Company’s and Solvay’s customers and employees and his obligation not to disclose confidential matters (the “Letter Agreement”). Executive hereby ratifies and confirms his obligations under the Letter Agreement. As a condition to the receipt of payments hereunder, Executive agrees that, in addition to and without limiting the continuing effectiveness of the Letter Agreement so long as he is bound thereby, the provisions of the Letter Agreement are deemed incorporated in this Agreement by reference as though fully set forth herein and he will comply therewith throughout the term of his employment by Company and after termination thereof so long as the Letter Agreement remains in effect. In the event of any breach of the foregoing by Executive, then, in addition to and without limiting any other remedies that Company and Solvay may have, all Units granted as of such termination will lapse and be forfeited and canceled and Executive will thereafter have no right to receive (or to continue to receive) any payment with respect thereto and this Agreement and all rights of Executive hereunder will automatically be deemed terminated and of no further force or effect and Company will have no further obligation or liability to Executive hereunder.

     5. Change of Control.
          5.1 If a Change of Control occurs while Executive is employed by Company and:
               (a) the Successor does not request prior to the Change of Control that Executive remain in the Successor’s employ under terms described in Section 5.1(b), or the Change of Control occurs after the ESU Cessation Date, then Company will pay to Executive the Accumulated Earnings Share as of the Change of Control (net of applicable income and employment taxes and subject to Section 5.2). Such amount will be paid in full within 30 days after the Change of Control and in all other respects this Agreement (other than Article 4) and all rights of Executive hereunder will automatically be deemed terminated and of no force or effect and Company will have no further obligation or liability to Executive hereunder; or
               (b) the Successor requests prior to the Change of Control that Executive remain in the Successor’s employ for a period of up to 12 months after the Change of Control, as determined by the Successor, but in no event beyond the ESU Cessation Date (such period selected by the Successor being called the “Continuation Period”), in the county of Kings, Queens, Nassau, New York or Suffolk, New York, and in a position, and with compensation, duties and other terms of employment substantially comparable to those in effect immediately prior to the Change of Control, and Executive agrees to accept such employment, then (x) Company, Executive and Escrow Agent will execute and deliver to each other the Escrow Agreement, and (y) Company will deposit with Escrow Agent an amount equal to the Accumulated Earnings Share as of the date of the Change of Control (net of applicable income and employment taxes and subject to Section 5.2), to be held and disbursed by Escrow Agent in accordance with the terms of the Escrow Agreement, and in all other respects this Agreement (other than Article 4) and all rights of Executive hereunder will automatically be deemed terminated and of no force or effect and Company will have no further obligation or liability to Executive hereunder; or
               (c) the Successor requests prior to the Change of Control that Executive remain in the Successor’s employ under the terms described in Section 5.1(b) and Executive fails or refuses to accept such employment, for any reason whatsoever, then all Units will lapse and be forfeited and canceled and Executive will thereafter have no right to receive any payment (or further payment) with respect thereto, and this Agreement (other than Article 4) and all rights of Executive hereunder will automatically be deemed terminated and of no further force or effect and Company will have no further obligation or liability to Executive hereunder.
          5.2 Within 45 days after Company receives the determination of the Net Income for the period commencing with the first day of the fiscal year during which the Change of Control occurs and terminating on the date of the Change of Control (the “Applicable Net Income”), the Accumulated Earnings Share as of the Change of Control will be increased or decreased (depending upon whether a credit or a debit) by an amount equal to the Applicable Net Income divided by 1,000,000, and multiplied by the number of Units granted as of the Change in Control. If such amount is a credit, and (x) Escrow Agent has disbursed all funds under the Escrow Agreement at the time Company receives such determination, Company will pay such credit to Executive within 30 days thereafter, or (y) Escrow Agent has not disbursed all funds under the Escrow Agreement at the time Company receives such determination, within 30 days thereafter Company will pay such credit to Escrow Agent to be held and disbursed by it pursuant to the Escrow Agreement. If such amount is a debit, and (x) Escrow Agent is holding an amount equal to or less than the amount of the debit, Company will be entitled to be paid the entire balance held by the Escrow Agent and Executive will repay the amount of the debit in excess of the funds being held by Escrow Agent within 30 days after Company’s demand therefore, or (y) Escrow Agent is holding more than the amount of the debit, Company will be entitled to be paid the amount of the debit by the Escrow Agent within 30 days after Company’s demand therefore.
     6. No Right of Employment. Nothing in this Agreement will: (a) confer upon Executive any right to continue in the employ of Company or a Successor or obligate Company or a Successor or Executive to continue Executive’s employment; or (b) subject to the terms of the Employment Agreement, interfere with the right of Company, a Successor or Executive to terminate Executive’s employment at any time or for any reason.
     7. General Provisions.
          7.1 Notices. All notices given hereunder must be in writing and sent by certified mail, return receipt requested, or by nationally recognized overnight courier, addressed to the party intended to receive the same at its or his address set forth above, or at such other address or to such designee as such party designates by a notice given in the manner herein provided. Each such notice will be deemed given on the date it is delivered or its delivery is refused if given in accordance with this Section 7.1.
          7.2 Invalid Provisions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any one or more of the other provisions of this Agreement.
          7.3 Assignment; Binding Effect; Survival. Executive may not assign this Agreement or any of his rights or obligations hereunder. This Agreement is binding upon and will inure to the benefit of Executive and his heirs, distributees and legal representatives. This Article 7 will survive termination of this Agreement.
          7.4 Entire Agreement; Waiver; Remedies; Governing Law; Etc. This agreement (with the Employment Agreement and the Letter Agreement) constitutes the entire agreement between the parties concerning the subject matter hereof and there are no agreements or representations with respect hereto except as contained herein. This Agreement supersedes any other or prior employment or compensation agreement between the parties with respect to the subject matter hereof, including the Prior Agreement. This Agreement may not be amended nor any of its provisions waived, except by a writing signed by the parties hereto. A waiver of any of the terms or conditions of this Agreement, or any breach thereof, will not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach thereof. This Agreement (and any claims or controversies arising out of or relating to this Agreement) will be governed by the law of the State of New York. Wherever reference is made to the acknowledgment, agreement, approval, consent, demand, determination, election or request by a party or parties hereto, the same must be in writing.
          7.5 Descriptive Headings; References. Descriptive headings herein are for convenience only and will in no way define, limit or affect this Agreement. References to Articles and Sections refer to the Articles and Sections of this Agreement unless otherwise indicated.
          7.6 Legal Fees. If any litigation is commenced by either party against the other to enforce any provision of this Agreement or the Escrow Agreement, or by Company against Executive to enforce any provision of the Letter Agreement, the prevailing party will be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his or its attorneys’ fees and costs and court costs in such litigation which will be determined by the court in such litigation or in a separate action brought for that purpose.
          7.7 Amendment and Restatement. Company and Executive hereby agree that upon execution of this Agreement, the terms and provisions of the Prior Agreement will be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement, and the terms and provisions of the Prior Agreement will be and hereby are superseded by this Agreement.

     The parties are signing this Agreement as of the date stated in the introductory clause.
SOUTHERN CONTAINER CORP.
By: /s/ Steven Grossman
Name: /s/ Steven Grossman
Title: /s/ Chief Executive Officer
/s/ James B. Porter III
JAMES B. PORTER III

EXHIBIT “A”
ESCROW AGREEMENT
     This escrow agreement (“Agreement”) is dated as of ___, and is between SOUTHERN CONTAINER CORP., a Delaware corporation with offices at 115 Engineers Road, Hauppauge, New York 11788 (“Company”), JAMES B. PORTER III, residing at 4 Seashell Lane, Northport, New York 11768-1415 (“Executive”), and ___, a [New York][limited liability partnership] (the “Escrow Agent”).
RECITAL
     Pursuant to an Amended and Restated Earnings Share Unit Agreement dated as of February ___, 2006 (the “ESU Agreement”), Company has deposited $___with Escrow Agent, to be held and disbursed in accordance with this Agreement.
     The parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the ESU Agreement.
     2. Establishment of Escrow; Deposit and Investment of Escrow Fund.
          (a) Company is depositing with Escrow Agent the sum of $___in immediately available funds (as increased by any earnings thereon, and as reduced by any disbursements provided for herein, the “Escrow Fund”). Escrow Agent acknowledges receipt thereof. The Escrow Fund will be held in [Escrow Agent’s interest bearing attorney trust funds account][by Escrow Agent], until disbursement of the entire Escrow Fund. The Escrow Fund will be kept in a segregated account and invested [, to the extent available in connection with the escrow agent’s attorney trust funds account,] in (with Company’s consent, not to be unreasonably withheld) investments selected by Executive that Company is specifically permitted to make pursuant to its lending agreements (i.e. other than investments permitted only pursuant to a “basket clause”). If at any time Company is not restricted in its investments, the most recent investment restrictions that applied to Company will apply to this Section 2(a). The maturities of such investments will be such as to permit Escrow Agent to make prompt payment of the Escrow Fund to the party entitled thereto.
          (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.
          (c) Any interest earned on the Escrow Fund will be retained by the Escrow Agent and be deemed part of the Escrow Fund.
     3. Disbursement of Escrow Fund.
          (a) Escrow Agent will pay to Executive to the extent available out of the Escrow Fund the sum of $50,000 per month (the “Installment Payments”) commencing on                    [the first day of the first month after execution of this Escrow Agreement] and on each of first day of each month thereafter until such time as it has disbursed the entire balance of the Escrow Fund. Notwithstanding the foregoing, if there is an unresolved Company Release Notice or Escrow Release Notice (each as defined below) pending on the day a payment is due under this paragraph (a), Escrow Agent will not disburse any portion of the Escrow Fund to Company or Executive until such Release Notice has been resolved as provided in this Agreement.
INITIAL_____

          (b) If Company believes that (i) Executive has terminated his employment (other than due to his death or permanent disability) prior to the completion of the Continuation Period or that Executive’s employment has been terminated by the Successor during the Continuation Period for grounds that would constitute Gross Cause under the ESU Agreement, and that it is therefore entitled to the Escrow Fund, or (ii) it is entitled to a disbursement of the Escrow Fund pursuant to Section 5.2 of the ESU Agreement, Company may give notice to Escrow Agent describing such event in reasonable detail and directing Escrow Agent to release the Escrow Fund or the excess amount of the Escrow Fund, as the case may be, to Company (the “Company Release Notice”). Escrow Agent will promptly notify Executive of its receipt of the Company Release Notice, which notice will include a copy thereof. Escrow Agent will release the Escrow Fund (or the requested portion thereof) to Company unless within 30 days after the giving of such notice by Escrow Agent, Escrow Agent receives a notice from Executive (which will concurrently be sent by Executive to Company) objecting to such release (an “Executive Objection Notice”) within 30 days after the giving of such notice by Escrow Agent, Escrow Agent shall release the Escrow Fund (or the applicable portion thereof) to Company. Notwithstanding anything to the contrary contained herein, a Company Release Notice may be given by fax to Escrow Agent at (___) ___-___, attention ___.
          (c) If (x) Executive believes that (i) he has completed his services for the Successor for the entire Continuation Period; or (ii) his employment by the Successor has terminated prior to the completion of the entire Continuation Period due to his permanent disability or as a result of termination by the Successor for grounds that would not constitute Gross Cause under the ESU Agreement and that he is therefore entitled to the Escrow Fund, or (y) Executive dies during the Continuation Period, Executive or the representatives of his estate (the “Representatives”), as the case may be, may give notice to Escrow Agent describing such event in reasonable detail and directing Escrow Agent to release the Escrow Fund to Executive or the Representatives, as the case may be (the “Executive Release Notice”). Escrow Agent will promptly notify Company of its receipt of the Executive Release Notice, which notice will include a copy thereof. Escrow Agent will release the Escrow Fund to Executive or the Representatives, as the case may be, unless within 30 days after the giving of such notice by Escrow Agent, Escrow Agent receives a notice from Company (which will concurrently be sent by Company to Executive or the Representatives, as the case may be) objecting to such release (a “Company Objection Notice”). Notwithstanding anything to the contrary contained herein, the Executive Release Notice may be given by fax to Escrow Agent at (___) ___-___, attention ___.
          (d) If, following the giving of an Objection Notice, Executive or the Representatives, as the case may be, and Company resolve the dispute between them, they will jointly notify Escrow Agent of such determination (the “Joint Notice”) and Escrow Agent will follow the directions set forth in the Joint Notice. If Executive or the Representatives, as the case may be, and Company do not resolve the dispute within 20 days after the giving of the Objection Notice, the dispute will be resolved by arbitration, in Nassau County, New York, before a panel of three arbitrators in accordance with the Commercial Rules of the American Arbitration Association then obtaining. The determination by the arbitrators will be binding upon the parties and will establish whether the Objection Notice should be honored, as well as the manner in which the parties will pay the fees and expenses of such arbitration (including the reasonable fees of counsel to the parties). The arbitrators will promptly deliver to Executive or the Representatives, as the case may be, Company, and Escrow Agent an award (the “Award”) setting forth their determination.
          (e) As promptly as may be practical after either (i) the 10th day following the giving of a Release Notice as to which no timely Objection Notice has been given pursuant to Section 3(a) or 3(b) hereof, as the case may be, or (ii) receipt by Escrow Agent of a Joint Notice or Award pursuant to Section 3(d), Escrow Agent will deliver the Escrow Fund or the applicable portion thereof in accordance with the directions set forth in said undisputed Release Notice, Joint Notice or Award.
INITIAL_____

     4. Duties of Escrow Agent
          (a) Escrow Agent will not be under any duty to give the Escrow Fund any greater degree of care than it gives its own similar property; however, Escrow Agent will be required to invest any funds held hereunder in accordance with the terms hereof.
          (b) Escrow Agent will not be liable for actions or omissions hereunder, including any diminution in the amount of the Escrow Fund in connection with any investment made by Escrow Agent as provided in Section 2(a), except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, Executive and Company will jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of or in connection with this Agreement.
          (c) Escrow Agent will be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto that is an entity has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is given to Escrow Agent.
          (d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice.
          (e) Escrow Agent does not have any interest in the Escrow Fund but is serving as escrow holder only and has only possession thereof. Any payments of income from the Escrow Fund will be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or nonresident alien certifications. This Section 4(e) and Section 4(b) will survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.
          (f) Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.
          (g) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by Executive and Company in writing, or to any court of competent jurisdiction, whereupon Escrow Agent will be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is 30 days after the date of giving notice of resignation to Executive and Company. If, at that time, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time will be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Executive and Company or a final, non-appealable order of a court of competent jurisdiction.
INITIAL_____

          (h) Executive and Company will jointly and severally reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).
          (i) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers or duties of Escrow Agent will be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent first gives its specific written consent thereto.
          [(j) The parties acknowledge that Escrow Agent is acting as attorney for Company. The parties agree that in the event of a dispute involving the ESU Agreement or this Agreement, Escrow Agent may continue to serve as the attorney for Company in connection with said dispute.]
     5. Limited Responsibility. This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations will be read into this Agreement against Escrow Agent. Escrow Agent will not be bound by the provisions of any agreement among the other parties hereto except this Agreement.
     6. Tax Matters.
          (a) The parties agree that, for purposes of federal and other taxes based on income, Executive will be treated as the owner of the Escrow Fund and that Executive will report all income, if any, that is earned on, or derived from, the Escrow Fund as its income in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.
          (b) Executive acknowledges that if he terminates his employment (other than due to his death or permanent disability) prior to the completion of the Continuation Period or his employment is terminated by the Successor during the Continuation Period for grounds that would constitute Gross Cause under the ESU Agreement, then Company would have withheld and paid over on Executive’s behalf taxes on sums that Executive was not entitled to pursuant to this Agreement. As a result, Executive would be entitled to a refund of such taxes. Accordingly, Executive agrees that (i) in such event, he will amend his income tax returns so as to seek a refund of any income taxes paid by him or on his behalf with respect to any income that he did not ultimately receive hereunder; and (ii) he will pay any such refund to Company within 15 days after receiving the same from the applicable taxing authorities.
     7. Amendments and Waivers; Delay Not a Waiver; Remedies. This Agreement may be amended or modified only by an instrument in writing signed by Executive, Company and Escrow Agent, and any provision of this Agreement may be waived by Executive, Company and Escrow Agent. No waiver by any party hereto will be effective unless it is in writing and is signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     8. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective heirs, distributees, legal representatives, successors and assigns, except that Executive may not transfer his rights or obligations hereunder.
     9. Notices. All notices given hereunder must be in writing and sent by certified mail, return receipt requested, or by nationally recognized overnight courier, addressed to the respective party at its or his address set forth above, or at such other address or to such designee as such party designates by a notice given
INITIAL_____

in the manner herein provided. Each such notice will be deemed given on the date it is delivered or its delivery is refused if given in accordance with this Article 9 and upon confirmed receipt if given by fax as provided in Section 3(b) and 3(c).
     10. Headings. The headings and captions hereunder are for convenience only and will not affect the interpretation or construction of this Agreement.
     11. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     12. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It will not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts will collectively constitute a single document. It will not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart.
     13. Facsimile and Photocopy. Any facsimile or photocopy signature on any notice, document or other certificate delivered pursuant to this Agreement will be deemed to have the same force and effect as an original signature, and to the fullest extent permitted by law may be used in lieu of an original signature to evidence the execution and delivery of the document, certificate or instrument to which such facsimile or photocopy signature is attached.
     14. Integration. This Agreement set forth the entire agreement among the parties hereto relating to the subject matter hereof and supersedes any prior oral or written statements or agreements with respect to such subject matter.
     15. Governing Law. This Agreement (and any claims or controversies arising out of or relating to this Agreement) will be governed by the law of the State of New York.
INITIAL_____

     The parties are signing this Agreement as of the date stated in the introductory clause.

SOUTHERN CONTAINER CORP.

By:

Name:

Title:

JAMES B. PORTER III

[ESCROW AGENT]

By:

Name:

Title:

INITIAL_____

EXHIBIT “B”
By way of example only:

	Total
	Units		Executive’s	Accumulated
Date	Granted	Net Income	Earnings Base	Earnings Share*
1/1/02	10,000	$45,121,000	$360,968	$784,700
1/1/03	10,000	$33,592,000	$335,920	$1,120,620
1/1/04	10,000	$34,925,000	$349,250	$1,469,870
1/1/05	10,000	$40,628,000	$406,280	$1,876,150
1/1/06	10,000	$30,465,000	$304,650	$2,180,800

Date	=	date of Termination Event
Net Income	=	Net Income for the year preceding the year in which the Termination Event occurred
Earnings Base	=	(Net Income/1,000,000) x Units Granted
* — including Solvay Accumulated Earnings Share
Figures in italics are estimates.
Unless Section 3.2 or 5.1(c) is applicable, if Executive’s employment is terminated on any of the dates set forth above, he would be entitled to receive the amount set forth under “Accumulated Earnings Share” above applicable to the date of termination.
INITIAL_____

B-1